Exhibit 99.1

FINAL SUPERIOR COURT RULING ON TRADE SECRET LAWSUIT FAVORS

VOLCANO CORPORATION AND ITS AXSUN SUBSIDIARY

(SAN DIEGO, CA), February 10th, 2011—The Superior Court of Massachusetts entered a Final Judgment today incorporating the Court’s earlier rulings rejecting the claims of LightLab Imaging that either Volcano Corporation (www.volcanocorp.com) or its wholly owned subsidiary Axsun Technologies, Inc. used LightLab trade secret information in the development of the Volcano Optical Coherence Tomography (“OCT”) System or the Axsun OCT laser. LightLab is an indirect wholly-owned subsidiary of St. Jude Medical, Inc.

“After two-plus years of litigation, we are gratified by the Court’s decision. Neither Volcano nor Axsun used any of LightLab’s purported trade secrets in Volcano’s development of its OCT System, or Axsun’s OCT tunable laser,” said Scott Huennekens, President and Chief Executive Officer of Volcano. “With LightLab’s trade secret allegations now behind us, we will continue to focus our energy on developing key products that improve patient care,” said Huennekens.

The Final Judgment followed prior written Court decisions in which Judge Margaret Hinkle:

•	Found that “Axsun indisputably has technology and product capability developed independently of LightLab during its decades of work on tunable lasers.”

•	Rejected as “conjecture” many of LightLab’s trade secret misappropriation claims, finding an “absence of credible evidence” that either Axsun or Volcano used those trade secrets.

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Described as “circumlocutions” the sworn testimony of LightLab’s Chief Technology Officer, but found the sworn testimony of Axsun, including that of Axsun’s Director of Advanced Products and Technology, as “credible.”

•	Ruled that “no contractual obligation mandated that Axsun or LightLab continue joint development beyond what the Agreement provided.”

The Final Judgment found Massachusetts Consumer Protection Law (Chapter 93A) violations; with respect to conduct of Volcano and Axsun that occurred primarily in late 2008 and 2009. The Final Judgment awarded damages to LightLab of only $600,000, although LightLab initially claimed damages of over $200 million. In addition, the Final Judgment reimbursed LightLab mandatory attorneys’ fees and costs in the amount of $4.5 million, although LightLab requested $8.9 million.

The Final Judgment rejected the vast majority of LightLab’s trade secret claims. The Court reiterated its previous findings that only three items were trade secrets misappropriated by Volcano and Axsun, none of which are relevant to or used in either Volcano’s or Axsun’s business operations. The Judge merely ordered that Volcano could not see or use the following: (i) the specification for the Axsun laser formerly supplied to LightLab; (ii) the specification for the Axsun laser currently supplied to LightLab; and (iii) one Axsun prototype laser made in 2008. The remaining injunction terms in the Final Judgment relate to routine document destruction at the conclusion of litigation, and Volcano’s voluntary agreement not to merge Axsun into Volcano for a limited period of time.

Axsun, Volcano’s wholly owned subsidiary, is the supplier of the Axsun OCT laser to LightLab pursuant to an agreement between LightLab and Axsun that expires in April, 2014, subject to a two year non-exclusive supply extension at LightLab’s option.

About Volcano Corporation

Volcano Corporation (NASDAQ: VOLC) is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information, using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company’s website at www.volcanocorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered “forward-looking statements,” including the impact of the Court’s ruling discussed above, statements regarding the potential benefits of the products and procedures described above, the pace and extent of market adoption of the company’s technologies and the company’s future development plans. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties which may cause Volcano’s results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include competition, unexpected new data, safety and technical issues, and market conditions. These and additional risks and uncertainties are more fully described in Volcano’s filings made with the Securities and Exchange Commission, including the current report on Form 8-K filed September 13, 2010.Undue reliance should not be placed on forward-looking statements which speak only as of the date they are made. Volcano undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Nancy Sterling

ML Strategies, LLC

617-348-1811